Exhibit 99.1

Ingles Markets, Incorporated Announces Third Quarter Sales and Earnings

ASHEVILLE, N.C.--(BUSINESS WIRE)--Ingles Markets, Incorporated (NASDAQ:IMKTA) today reported sales increases of 13.1% and 13.8% for the three and nine month periods ended June 28, 2008, compared with the same periods of the previous year. Net income for the three and nine month periods of fiscal 2008 also increased, excluding a gain from a property sale in 2007 and a 2007 tax settlement related expense reduction. Net income totaled $16.0 million for the three months ended and $41.7 million for the nine months ended June 28, 2008.

Robert P. Ingle, chief executive officer, stated, “The current economic environment is difficult for retailers and their customers. Costs are increasing across the board. We are pleased with our sales growth that benefited from our customers making more trips to Ingles to purchase groceries, gasoline and many other things they need. Our focus is to continue to provide quality, service, and convenience while doing the best we can to keep prices low for our customers.”

Third Quarter Results

Net sales increased by $96.7 million to $835.3 million for the June 2008 quarter, while grocery segment comparable store sales grew 13.3% for the same period. This is the Company’s 21st consecutive quarter of comparable store sales growth. Sales growth was broad-based across the Company’s departments. Customer visits increased 8.9% while the average transaction size (excluding gasoline) was approximately 51 cents lower than the third quarter of fiscal year 2007. The Company believes these figures indicate customers are consolidating shopping needs and purchasing ready to eat items instead of restaurant dining.

Easter occurred during the Company’s second fiscal quarter of 2008, but in the third fiscal quarter of 2007. Excluding the effect of additional Easter sales in fiscal 2007’s third quarter and excluding gasoline sales, grocery segment comparable store sales increased 7.1%. Total gasoline gallons sold increased approximately 28% while the average price per gas gallon increased 83 cents comparing the June fiscal 2008 quarter to the same period of fiscal 2007. At June 28, 2008, Ingles operated 197 stores and 52 fuel centers compared to 196 stores and 42 fuel centers at June 30, 2007.

Gross profit for the June 2008 quarter increased 9.0%, to $191.1 million, an increase of $15.8 million compared with the third quarter of last fiscal year. Gross profit, as a percentage of sales, was 22.9% for the June 2008 quarter compared with 23.7% for the June 2007 quarter. Gross profit as a percentage of sales decreased primarily due to higher relative sales growth in the gasoline department that has lower gross margins and due to cost-driven decreases in fluid dairy margins. Excluding gasoline sales, grocery segment gross profit as a percentage of sales was 27.3% for the three months ended June 28, 2008, compared to 26.6% for the same quarter of last fiscal year.

Operating and administrative expenses totaled $158.1 million, an increase of $16.3 million over the third quarter of fiscal 2007. Operating expenses as a percentage of sales were 18.9% for the June 2008 quarter compared to 19.2% in the June 2007 quarter. Excluding gasoline sales and associated gasoline operating expenses (primarily payroll), operating expenses were 22.6% of sales for the 2008 quarter compared to 21.6% for the same period of fiscal 2007. Higher energy costs resulted in increased distribution costs, increased store utility costs and increased plastic supply costs. The Company chose to absorb much of these cost increases in order to minimize the impact of difficult economic conditions on its customers.

Net rental income and other income totaled $1.5 million for the June 2008 quarter compared with $2.0 million for the June 2007 quarter. The Company’s accelerated expansion and relocation activities have resulted in less tenant space available for lease. In addition, during the June 2007 quarter the Company sold a shopping center where it had recently closed a store. Net proceeds from the sale of approximately $14.0 million generated a pre-tax gain of approximately $7.9 million. This compares with a $110,000 loss on the sale of assets in the June 2008 third quarter.

Interest expense decreased $0.3 million for the three-month period ended June 28, 2008, to $11.6 million from $11.9 million for the three-month period ended June 30, 2007. Total debt at June 28, 2008, was $666.6 million compared to $550.6 million at June 30, 2007. New borrowings over the past twelve months have generally been at interest rates lower than pre-existing and repaid debt.

Income tax expense as a percentage of pre-tax income decreased to 29.9% in the June 2008 quarter compared to 36.9% in the June 2007 quarter due to lower state income taxes, increased tax credits and a lower provision for deferred income taxes.

Net income totaled $16.0 million, 1.9% of sales, for the three-month period ended June 28, 2008, compared with $19.7 million, 2.7% of sales for the three-month period ended June 30, 2007. Excluding the $4.9 million after-tax gain from the fiscal 2007 property sale mentioned above, net income increased $1.2 million, or 8.1%. Basic and diluted earnings per share for publicly traded Class A Common Stock were $0.68 and $0.65 for the June 2008 quarter compared to $0.84 and $0.81, respectively, for the June 2007 quarter. Basic and diluted earnings per share for Class B Common Stock were each $0.62 for the June 2008 quarter compared to $0.77 of basic and diluted earnings per share for the June 2007 quarter.

Nine Months Results

Net sales increased by $289.7 million, or 13.8%, to $2.40 billion for the nine months ended June 2008. Grocery segment comparable store sales grew 13.7% for the same period compared with the nine months ended June 2007. Excluding gasoline sales, comparable store sales for the nine months ended June 2008 increased 8.1%. These sales increases are attributable to the same factors that drove the third quarter sales increases discussed above. Compared to the nine month fiscal 2007 period, increases in gasoline gallons sold and customer count were 22.1% and 9.3%, respectively. In addition, the food category of the consumer price index has increased 5.2% for the twelve months ended June 2008.

Gross profit dollars for the June 2008 nine-month period increased $49.5 million, or 9.8%, to $556.2 million, compared to $506.7 million for the same period of fiscal 2007. Gross profit as a percentage of sales was 23.2% and 24.0% for the nine months ended June 28, 2008 and June 30, 2007, respectively. Excluding gasoline sales, grocery segment gross profit as a percentage of sales was 27.1% for the nine months ended June 28, 2008, compared to 26.7% for the same period of last fiscal year.

Operating expenses increased $43.7 million comparing the first nine months of fiscal 2008 to the same period of last fiscal year, but decreased to 19.3% of sales for the nine months ended June 28, 2008, from 19.8% of sales for the nine months of fiscal year 2007. Excluding gasoline sales and associated gasoline operating expenses (primarily payroll), operating expenses were 22.3% of sales for the nine-month fiscal 2008 period compared to 21.9% for the same period of fiscal 2007. In addition to the factors discussed above affecting the third quarter, insurance and debit/credit card processing fees have also increased.

Net rental income and other income totaled $5.1 million for the June 2008 nine-month period compared to $5.7 million for the June 2007 nine-month period. The Company’s accelerated expansion and relocation activities have resulted in less tenant space available for lease. In addition, during the June 2007 nine month period the Company sold a shopping center where it had recently closed a store. Net proceeds from the sale of approximately $14.0 million generated a pre-tax gain of approximately $7.9 million. There were no significant property sales during fiscal 2008.

Interest expense totaled $34.8 million for the nine-month period ended June 28, 2008, a decrease of $1.0 million from $35.8 million for the nine-month period ended June 30, 2007. Between September 2007 and June 2008, the Company paid down $9.1 million of mortgage debt and repaid $20.6 million of revolving line of credit borrowings. The Company financed these repayments and capital expenditures with $153.0 million of new borrowings secured by certain store properties and equipment.

Income tax expense as a percentage of pre-tax income was 35.4% for the June 2008 nine-month period compared to 32.7% for the comparable June 2007 period. During the second quarter of fiscal 2007, the Company settled a tax position under an initiative offered by one of the states in which the Company conducts its operations. As a result of this settlement, the Company reduced its reserve for contingent income taxes by $3.2 million and reduced income tax expense by the same amount.

Net income totaled $41.7 million, 1.7% of sales, for the nine-month period ended June 28, 2008, compared with $44.4 million, 2.1% of sales for the nine-month period ended June 30, 2007. Excluding the $4.9 million after-tax gain from the fiscal 2007 property sale and the $3.2 million fiscal 2007 tax expense reduction mentioned above, net income increased $5.4 million, or 14.9%. Basic and diluted earnings per share for publicly traded Class A Common Stock were $1.78 and $1.70 for the June 2008 nine-month period compared to $1.90 and $1.81, respectively, for the June 2007 quarter nine-month period. Basic and diluted earnings per share for Class B Common Stock were each $1.62 for the fiscal June 2008 period compared to $1.73 of basic and diluted earnings per share for the same fiscal period ended June 2007.

During the June 2008 nine-month period, Ingles completed one new store, three remodeled stores, five replacement stores, and purchased 11 land parcels for future store development. The Company also purchased two shopping centers where it operated leased stores and added eight fuel centers. Capital expenditures for the June 2008 nine-month period totaled $183.4 million and are expected to be approximately $230 million for the full fiscal year, including expenditures for stores to open in fiscal 2009. For the balance of the fiscal year, Ingles expects to open two remodeled stores, two new stores, one replacement store, and add four fuel stations at new or existing stores.

The comments in this press release contain certain forward-looking statements. Ingles undertakes no obligation to publicly release any revisions to any forward-looking statements contained herein to reflect events or circumstances occurring after the date hereof or to reflect the occurrence of unanticipated events, except as required by law. Ingles’ actual results may differ materially from those projected in forward-looking statements made by, or on behalf of, Ingles. Factors that may affect results include changes in business and economic conditions generally in Ingles’ operating area, pricing pressures, increased competitive efforts by others in Ingles’ marketing areas and the availability of financing for capital improvements. A more detailed discussion of these factors may be found in reports filed by the Company with the Securities and Exchange Commission including its 2007 Form 10-K and 2008 Forms 10-Q.

Ingles Markets, Incorporated is a leading supermarket chain with operations in six southeastern states. Headquartered in Asheville, North Carolina, the Company operates 196 supermarkets. In conjunction with its supermarket operations, the Company also operates 73 neighborhood shopping centers, all but 16 of which contain an Ingles supermarket. The Company’s Class A Common Stock is traded on The NASDAQ Stock Market’s Global Market under the symbol IMKTA. For more information, visit Ingles’ website at www.ingles-markets.com.

INGLES MARKETS, INCORPORATED
(Amounts in thousands except per share data)

Unaudited Financial Highlights

	Three Months Ended		Nine Months Ended
	June 28,	June 30,	June 28,	June 30,
	2008	2007	2008	2007

Net sales	$835,347	$738,695	$2,395,255	$2,105,558
Gross profit	191,063	175,228	556,216	506,659
Operating and administrative expenses	158,069	141,787	461,418	417,749
Rental income, net	673	1,248	2,786	3,552
Gain (loss) from sale or disposal of assets	(110)	7,668	(670)	7,178
Income from operations	33,557	42,357	96,914	99,640
Other income, net	843	793	2,345	2,138
Interest expense	11,626	11,861	34,766	35,803
Income taxes	6,800	11,543	22,832	21,555
Net income	$15,974	$19,746	$41,661	$44,420

Basic earnings per common share – Class A	$0.68	$0.84	$1.78	$1.90
Basic earnings per common share – Class B	$0.62	$0.77	$1.62	$1.73
Diluted earnings per common share – Class A	$0.65	$0.81	$1.70	$1.81
Diluted earnings per common share – Class B	$0.62	$0.77	$1.62	$1.73

Additional selected information:
Depreciation and amortization expense	$17,482	$15,408	$50,863	$44,756
Rent expense	$3,790	$3,762	$11,577	$12,393

Condensed Consolidated Balance Sheets (Unaudited)

		June 28,	Sept. 29,
		2008	2007
ASSETS
Cash and cash equivalents		$13,411	$16,839
Receivables-net		55,935	44,641
Inventories		252,459	233,465
Other current assets		10,217	10,648
Property and equipment-net		977,549	839,732
Other assets		10,002	9,947
TOTAL ASSETS		$1,319,573	$1,155,272

LIABILITIES AND STOCKHOLDERS' EQUITY
Current maturities of long-term debt		$30,816	$31,307
Accounts payable, accrued expenses and current portion of other long-term liabilities		229,864	219,161
Deferred income taxes		39,180	38,177
Long-term debt		635,787	511,950
Other long-term liabilities		5,709	6,533
Total Liabilities		941,356	807,128
Stockholders' equity		378,217	348,144
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY		$1,319,573	$1,155,272

CONTACT:
Ingles Markets, Incorporated
Ron Freeman, 828-669-2941 (Ext. 223)
Chief Financial Officer